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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Corporate Income Fund,
Preferred Securities Portfolio Series 101, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-30446 of our report dated August 10, 2000 relating to the Statement of Condition of Corporate Income Fund, Preferred Securities Portfolio Series 101, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
August 10, 2000